Filed Pursuant to Rule 433

Registration No. 333-261901-07

Free Writing Prospectus dated November 9, 2022

Santander Drive Auto Receivables Trust 2022-7

Issuing Entity

Santander Drive Auto Receivables LLC	Santander Consumer USA Inc.
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated November 9, 2022 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the following classes of notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	S&P Global Ratings	Moody’s Investors Service, Inc.
Class A-2 Notes	AAA (sf)	Aaa (sf)
Class A-3 Notes	AAA (sf)	Aaa (sf)
Class B Notes	AA (sf)	Aaa (sf)
Class C Notes	A (sf)	Aa3 (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receives at least the ratings listed above.

Underwriters

Citigroup	Amherst Pierpont	J.P. Morgan

Solely with respect to the Class A notes:

CastleOak Securities, L.P.		R. Seelaus & Co., LLC

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.